Altus Power, Inc. Announces Appointment of
Diane Brink to Board of Directors

STAMFORD, CT, January 24, 2023 – Altus Power, Inc. (“Altus Power” or the “Company”) (NYSE: AMPS), the premier independent developer, owner and operator of commercial-scale solar facilities, today announced that Diane Brink has joined its Board of Directors. Ms. Brink will additionally chair the Compensation Committee and serve as a member of the Audit Committee.
“Diane’s proven track record leading marketing and customer experience complements the skill set of our current Board of Directors,” said Christine Detrick, Chairperson of Altus Power. “Altus Power is in the business of building customer relationships, and we believe Diane’s expertise will prove invaluable in the coming years as we continue to expand our brand.”
“I am honored to join the Board of Directors of Altus Power and look forward to supporting their mission to create a clean electrification ecosystem for every home, business and electric vehicle,” commented Brink. “I believe my work in digital transformation, go to market and technology will lend itself well to Altus Power’s strategy.”
Ms. Brink brings over thirty-five years of experience at IBM where she was most recently Chief Marketing Officer of IBM Global Technology Services. Ms. Brink is a Senior Fellow and Adjunct Professor at the Kellogg School of Management at Northwestern University, Kellogg Markets and Customers Initiative. Ms. Brink is currently a member of the Belden, Inc (NYSE: BDC) Board of Directors and the indie Semiconductor (NASDAQ: INDI) Board of Directors.

Ms. Brink replaces the Board position previously held by Sharon Daley, who effective as of January 18, 2023, has resigned as a director of the Company to pursue other professional opportunities. Ms. Brink will serve as director for the remainder of Ms. Daley’s term, which expires at the Company’s 2025 annual meeting of stockholders.
About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the premier independent commercial-scale clean electrification company serving commercial, industrial, public sector and community solar customers with an end-to-end solution. Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contacts:

Chris Shelton
Head of IR
InvestorRelations@altuspower.com